Exhibit H
                                                                       ---------
                                 FORM OF NOTICE

Form of Notice

     1. News Digest

ALLEGHENY ENERGY, INC., ET AL. A notice has been issued giving interested persons until October __, 2001, to request a hearing on a proposal by Allegheny Energy, Inc. ("Allegheny"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended, Allegheny Energy Service
Corporation, a wholly-owned service company subsidiary of Allegheny, and Allegheny Energy Supply Company, LLC, West Penn Power Company, Monongahela Power Company, and The Potomac Edison Company, all utility subsidiaries of Allegheny (collectively, the "Applicants"), to (a) restructure AE Supply and create a new holding company for its operations ("Supply Holdco"), (b) effect an initial public offering of the common stock of Supply Holdco (the "IPO"), (c) implement a stock option plan for Supply Holdco, and issue options thereunder to satisfy outstanding contractual obligations, (d) distribute the voting securities of Supply Holdco to the common stockholders of Allegheny within 24 months following the completion of the IPO (the "Distribution"), and (e) engage in other transactions related to the IPO and the Distribution. (Rel. 35-27____).

     2. Notice

Allegheny Energy, Inc. et al. (70-2______)

     Allegheny Energy, Inc. ("Allegheny"), a registered holding company under the Public Utility Holding Company Act of 1935, as amended ("Act"), and Allegheny Energy Service Corporation ("AESC"), a service company subsidiary of Allegheny, both located at 10435 Downsville Pike, Hagerstown, MD 21740-1766 and Allegheny Energy Supply Company, LLC ("AE Supply"), also located at 10435
Downsville Pike, Hagerstown, MD, 21740-1766, West Penn Power Company ("West Penn"), located at 800 Cabin Hill Drive, Greensburg, PA, 15601, Monongahela Power Company ("Monongahela Power"), located at 1310 Fairmont Avenue, Fairmont, WV 26554, and The Potomac Edison Company ("Potomac Edison"), located at 10435 Downsville Pike, Hagerstown, MD, 21740-1766, all electric utility subsidiaries of Allegheny (collectively, the "Applicants"), have filed this application - declaration pursuant to Sections 6, 7, 9, 10, 11, 12(d), 12(f), 13 and 32(e) of the Act and Rules 42, 43, 44, 45, 46, 52, 53 and 54 under the Act, and subject to the terms and conditions more fully described herein, seeking, among other things, authorization to (a) restructure AE Supply and create a new holding company for its operations ("Supply Holdco"), (b) effect an initial public offering of the common stock of Supply Holdco (the "IPO"), (c) implement an employee stock option plan for Supply Holdco, and issue options thereunder to satisfy outstanding contractual obligations, (d) distribute the voting securities of Supply Holdco to the common stockholders of Allegheny within 24 months following the completion of the IPO (the "Distribution"), and (e) engage in other transactions related to the IPO and the Distribution.

     Background

     Allegheny is a diversified energy company operating in three principal segments: regulated utility operations, unregulated generation and other unregulated operations. The regulated utility operations are conducted in a family of companies (collectively doing business as "Allegheny Power"), which consists of (i) three regulated electric public utility companies, West Penn, Monongahela Power (Monongahela Power also has a regulated natural gas utility division as a result of its purchase of West Virginia Power Company) and Potomac Edison and (ii) a regulated natural gas public utility company, Mountaineer Gas Company, which is a wholly-owned subsidiary of Monongahela Power. Allegheny Power delivers electricity to approximately 1.5 million customers in parts of Maryland, Ohio, Pennsylvania, Virginia and West Virginia. Through the acquisition of West Virginia Power and Mountaineer Gas Company, Allegheny Power also delivers natural gas to approximately 230,000 customers in West Virginia.

     West Penn is subject to regulation by the Pennsylvania Public Utility Commission. Monongahela Power is subject to regulation by both the West Virginia Public Service Commission and the Public Utilities Commission of Ohio, while Monongahela Power's subsidiary, Mountaineer Gas Company, is subject to regulation by the West Virginia Public Service Commission. Potomac Edison is subject to regulation by the Maryland Public Service Commission, the West Virginia Public Service Commission and the Virginia State Corporation Commission.

     AE Supply develops, owns and operates electric generating facilities and supplies and trades energy and energy-related commodities in selected domestic retail and wholesale markets. AE Supply is a public utility company within the meaning of Section 2(a)(3) of the Act, but it is neither a utility for purposes of state law regulation nor is it subject to regulation as an electric public utility in any of the states in which it operates. AE Supply's wholly-owned subsidiary, Allegheny Energy Global Markets ("Global Markets"), conducts Allegheny's wholesale power marketing and energy commodity trading and fuel procurement activities and provides customers with structured products and services to assist in meeting energy requirements. The activities of Global Markets are exempt energy-related activities within Rule 58 under the Act.

     Allegheny Ventures, Inc., a non-utility, non-regulated subsidiary of Allegheny, conducts Allegheny's other unregulated operations. Allegheny Ventures invests in and develops telecom- and energy-related projects through its wholly owned subsidiaries Allegheny Communications Connect, Inc. and Allegheny Energy Solutions, Inc. Allegheny Communications Connect owns and operates a growing fiber optic cable network, while Allegheny Energy Solutions provides installation and maintenance of distributed generation equipment, as well as power quality and load management services to data intensive businesses, such as those in the telecommunications, financial services and healthcare industries

     For the twelve (12) months ended March 31, 2001, Allegheny's gross revenues
and  net  income  were   approximately   $4.96   billion  and  $290.1   million,
respectively.

     The Application

     In a series of orders dated November 12, 1999,(1) July 31, 2000,(2) December 27, 2000,(3) March 30, 2001,(4) April 20, 2001,(5) May 16, 2001,(6)
and, April 25, 2001,(7) the Commission, among other things, authorized the formation of AE Supply, authorized Allegheny, West Penn, Potomac Edison and Monongahela Power to transfer to AE Supply ownership interests in certain generating assets, related assets, related liabilities, inventory and other rights and interests. Together the transfers and restructuring better positioned AE Supply to compete in the deregulated, competitive electricity generation markets. As a result of the foregoing transactions, AE Supply has become a major energy generation and energy trading business that is structurally separate from the public utility company operations of Allegheny. As of March 31, 2001, the unregulated generation segment accounted for $3.8 billion of Allegheny's $8.8 billion in assets.

     AE Supply's energy generation and trading business is a high growth business with substantial capital requirements.(8) In order to compete effectively, AE Supply must opportunistically pursue acquisition and development opportunities and raise capital to finance those activities, including through various leveraged and non-recourse financing structures. Allegheny's traditional regulated public utility business, however, also faces capital requirements, which must be satisfied at the lowest reasonable cost consistent with applicable regulatory requirements. Allegheny's Board of Directors has determined that the separation would enable existing and potential stockholders to choose to invest either in a predominantly traditional public utility or in Supply Holdco's unregulated generating business. The separation of Allegheny into two separate entities as herein described will provide an alignment of the respective core businesses, capital structures and company business objectives that can more easily be understood and valued by the investment community. According to the Applicants, the transactions described below will permit Supply Holdco to raise the capital needed to conduct and expand its existing authorized business activities, while Allegheny and its public utility subsidiaries maintain the traditional capital structures of an integrated public utility system.

--------

(1)    Holding Company Act Release No. 27101 (November 12, 1999).

(2)    Holding Company Act Release No. 27205 (July 31, 2000).

(3)    Holding Company Act Release No. 27321 (December 27, 2000).

(4)    Holding Company Act Release No. 27370 (March 30, 2001).

(5)    Holding Company Act Release No. 27383 (April 20, 2001).

(6)    Holding Company Act Release No. 27399 (May 16, 2001).

(7)    Holding Company Act Release No. 27384 (April 25, 2001).

(8) SEE File No. 70-9897, Application to Modify Rule 53 Limit plus Additional Financing (Filed June 12, 2001).

     Applicants seek authorization to:

     1.   Form  Supply  Holdco  and  Effect  Related  Corporate   Reorganization
          Transactions

     Allegheny proposes to form Supply Holdco as a Maryland corporation for the purpose of holding all of its membership interest in AE Supply. Supply Holdco will be the corporation whose common stock is offered in the initial public offering of the generation business. AE Supply will merge into Supply Holdco, with Supply Holdco as the surviving entity. As a result of the merger, Allegheny and Merrill Lynch will exchange each of their membership interests in AE Supply for approximately 375 million shares of common stock of Supply Holdco, which will constitute all of the outstanding shares. Supply Holdco will thereupon form single-member Delaware limited liability companies and transfer all of the generating assets acquired and directly held by it as a result of the merger into single-member Delaware limited liability companies. Upon completion of such transfers, all of Supply Holdco's assets will consist of membership interests or shareholdings in its various subsidiaries all of which will be directly held by Supply Holdco.

     2. Form Supply Service

     Supply Holdco proposes to form a new wholly-owned Delaware corporation subsidiary that will act as the service company for Supply Holdco and its subsidiaries.

     3. Form Supply Retail

     Supply Holdco proposes to form a wholly-owned Delaware limited liability company subsidiary, to which it will assign its contracts to provide retail power, together with a power purchase agreement pursuant to which Supply Holdco or its subsidiaries will supply power to Supply Retail at a FERC-approved rates. Thereafter, Supply Holdco will no longer engage in the sale of electricity at retail.

     4. Form Supply Development

     Supply Holdco proposes to form a wholly-owned Delaware limited liability company subsidiary that will conduct electric generating facility and other energy-related development activities and, in connection therewith, from time to time form new subsidiaries to develop particular projects.

     5. Transfer and Reorganize Hunlock Creek

     Allegheny proposes to transfer its membership interests in its subsidiary, Allegheny Energy Supply Hunlock Creek, LLC ("Hunlock Creek"), a Delaware limited liability company, to Supply Holdco. The transfer will be made as a capital contribution in the amount of the book value of approximately $21 million. Supply Holdco then proposes to form a new single-member Delaware limited liability company into which Hunlock Creek will be merged.

     6. Transfer and Reorganize Green Valley

     Allegheny proposes to transfer its membership interests in its subsidiary, Green Valley Hydro, LLC ("Green Valley"), to Supply Holdco. This transfer will be made as a capital contribution in the amount of the book value of approximately $2 million. Supply Holdco then proposes to form a new Virginia limited liability company into which Green Valley will be merged.

     7. Reorganize Allegheny Energy Supply Conemaugh LLC

     For tax efficiency, Supply Holdco proposes to form a new single-member Delaware limited liability company into which Allegheny Energy Supply Conemaugh, LLC will be merged.

     8. Reorganize Allegheny Energy Global Markets

     Supply Holdco proposes to form a non-Rule 58 single-member Delaware limited liability company subsidiary into which Global Markets will be merged. The surviving limited liability company will continue to conduct business under the Allegheny Energy Global Markets name, but as a result of the merger, will no longer be a Rule 58 company.

     9. Reorganize Allegheny Generating Company

     For tax efficiency, Supply Holdco proposes formation of a Virginia limited liability company subsidiary into which its interest in Allegheny Generating Company will be merged pursuant to Sections 9(a) and 10 of the Act.

     10. Enter into Separation Agreement and Ancillary Agreements

     Supply Holdco and Allegheny will enter into a Master Separation and Distribution Agreement ("Master Agreement") and the associated ancillary agreements, subject to existing authority and rules and regulations of the Commission. The Master Agreement will provide for the separation of the Supply Holdco and Allegheny businesses on the later of November 1, 2001 and the seventh business day following the date the authority sought herein is granted by the Commission.

     11. Adopt Stockholder Protection Rights Plan

     Applicants propose that Supply Holdco adopt and implement a stockholder protection rights plan (the "Rights Plan"). The Board of Directors (the "Board") of Supply Holdco will declare a dividend of one right (a "Right") for each outstanding share of Supply Holdco Common Stock, payable to all stockholders of record on a record date to be established by the Board after receipt of the Commission's authorization requested and after final Board action to approve the Rights Plan and declare the dividend. The Rights will be created by and issued pursuant to a Rights Agreement, between Supply Holdco and a rights agent selected in connection with the implementation of the Rights Plan. The Rights Plan will be substantially similar to the shareholder rights plan previously adopted by Allegheny pursuant to Commission authorization.(9) Allegheny anticipates that the Rights Plan will be implemented prior to the IPO.

     12. Issue Stock Options

     Applicants seek authorization for Supply Holdco to adopt and implement a stock option plan. Additionally, Applicants request authority for Supply Holdco, at the time of the IPO, to issue options covering an aggregate of 1.25% of the equity of Supply Holdco to certain employees of Global Markets pursuant to outstanding contractual obligations.


     13. Amend Charter of Monongahela Power

     To effect the Distribution on a tax-free basis under Section 355 of the Code, Allegheny and Monongahela Power (the only Allegheny subsidiary with preferred stock outstanding) propose to amend the charter of Monongahela Power to provide that the holders of preferred stock of Monongahela Power shall vote, as a single class with the holders of common stock of Monongahela Power, on all matters on which shareholders are entitled to vote.

     14. Transfer Legal Title to OVEC Shares

     Allegheny holds legal title to 12.5% of the common stock of OVEC. Certain rights and obligations under the inter-company power agreement with OVEC have been assigned to AE Supply or, for the time being, remain with Monongahela Power. Allegheny proposes to enter into an agreement with Supply Holdco, pursuant to which Allegheny will transfer to Supply Holdco legal title to such common stock in OVEC for cash or a note in the amount of book value thereof
($1.25 million at March 31, 2001), at such time as ownership of such common stock constitutes an investment in an "exempt wholesale generator" for purposes of Section 32 of the Act.

     15. Establish a Money Pool for Supply Holdco and its Subsidiaries

     Applicants propose to establish and maintain the Supply Holdco Money Pool (the "Money Pool"). Applicants request authorization, through December 31, 2004, for Supply Holdco and its subsidiaries to contribute their surplus funds to the Money Pool. Applicants request authority for subsidiaries of Supply Holdco, through December 31, 2004, to make unsecured short-term borrowings from the Money Pool.

     16. Transfer Related Property, Rights and Interests

     Applicants propose that the following transfers of rights and interests be made to Supply Service: West Penn, Monongahela Power and Potomac Edison propose to assign to Supply Service their interests in various leased vehicles; AESC proposes to assign to Supply Service its purchase contract for an aircraft and its interests in various leased computer equipment and copiers.

--------

(9)    Holding Company Act Release No. 27052 (July 23, 1999).

     17. Extend Existing and Pending Authorizations

     Applicants request that AE Supply's existing and pending financing authority be extended, without duplication, to Supply Holdco such that either AE Supply or Supply Holdco or its subsidiaries may use AE Supply's financing authority, as authorized.

     18. IPO

     Applicants  request  authority to undertake the IPO in compliance with Rule
44. Applicants anticipate that the IPO will occur, subject to favorable market and other conditions, within 90 days after receipt of the requested authorization.

     19. Distribution

     Applicants request authority to undertake the Distribution in compliance with Rule 44. Allegheny also requests that the Distribution be treated as a dividend out of capital or unearned surplus, within the meaning of Rule 46 under the Act.

     Applicants request authorization for the Distribution to occur within 24 months following the completion of the IPO. Applicants intend to implement the Distribution on a tax-free basis in accordance with the requirements of Section 355 of the Internal Revenue Code and to seek an advance ruling from the Internal Revenue Service confirming the tax-free nature of the Distribution. Supply Holdco proposes to register as a holding company under the Act. Allegheny and Supply Holdco intend to file for EWG status for each of the generating facilities that have been transferred to or acquired by AE Supply and which are not already EWGs. These facilities include the assets transferred to AE Supply from West Penn, Potomac Edison and Monongahela Power, as well as the facilities included in Hunlock Creek and Green Valley. In addition, Allegheny and Supply Holdco will file to have facilities that, as part of the reorganization of the Allegheny family of companies, have been de-certified as EWGs with the FERC (such as the Conemaugh Generating Station), reinstated to their EWG status. Upon filing for the EWG certifications for all of Supply Holdco's generating assets, it is proposed that Supply Holdco deregister as a holding company immediately following the Distribution.

     20. Reporting

     Applicants propose to comply with the Commission's reporting requirements.